Registration No. 333-191004

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Citizens Independent Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Ohio	6022	31-1441050
(State or other jurisdiction of incorporation or organization)

(Primary Standard Industrial
Classification Code Number)

188 West Main Street
Logan, Ohio 43138

(740) 385-8561

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

(IRS Employer Identification Number)

Donald P. Wood, Chairman of Board
188 West Main Street
Logan, Ohio 43138
(740) 385-8561

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copies to:

Michael D. Martz
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215
Telephone: (614) 464-6400
Facsimile: (614) 464-6350

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,”“accelerated filer “and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 6 to Citizens Independent Bancorp, Inc.’s registration statement on Form S-1 (File No. 333-191004) (the “Registration Statement”) is being filed to deregister any and all securities that remain unsold under this Registration Statement.

The offer to acquire up to 369,754 of the Company’s Common Shares terminated on June 25, 2014. Thereafter, the warrants that were issued in connection with shares purchased in the offering were issued by the Company. The warrants could be exercised through June 26, 2016. As a result, the offerings with respect to the Company’s Common Stock registered under this Registration Statement have terminated.

The Company is filing this Post-Effective Amendment in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration the Common Shares that remain unsold at the termination of the offering covered by the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Logan, State of Ohio, on July 5, 2016.

Citizens Independent Bancorp, Inc.

By	/s/ Daniel C. Fischer
Daniel C. Fischer, President and CEO

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 6 to the Registration Statement.